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                                                                     EXHIBIT 4.1



                              STOCKHOLDER AGREEMENT


        This Stockholder Agreement (the "Agreement") between Hyundai Electronics America ("HEA"), Hyundai Electronics Industries Co., Ltd. ("HEI") and Maxtor Corporation, a Delaware corporation (the "Company") is made this 25th day of June, 1998.

        WHEREAS, the Company is a majority-owned subsidiary of HEA;

        WHEREAS, HEA currently owns 100% of the Company's Series A Preferred Stock;

        WHEREAS, the Company is contemplating a firm commitment, underwritten public offering of its Common Stock (the "Public Offering") pursuant to which HEA's Series A Preferred Stock would be converted into Common Stock;

        WHEREAS, the Company, HEI and certain affiliates of HEI (the "Purchasers") entered into a Stock Purchase Agreement dated September 10, 1994 (the "Prior Agreement") which set forth certain rights and obligations of the Purchasers with regard to the Company and its capital stock;

        WHEREAS, the Purchasers have transferred all of their shares in the Company to HEA by a letter agreement dated January 6, 1996 and assigned all of their rights and obligations under the Purchase Agreement by an Assignment Agreement dated May 28, 1998;

        WHEREAS, the parties believe that it is in the best interests of HEA, the other Hyundai Affiliates, the Company and their respective stockholders to clarify the rights and obligations of the parties with respect to various corporate matters;

        NOW THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                    EXCHANGE OF INFORMATION; CONFIDENTIALITY

        1.1.   Agreement for Exchange of Information; Archives.

               (a) Each of HEA and the Company, agrees to provide, or cause to be provided, to each other, at any time before or after the date of the closing of the Public Offering (the "Closing Date"), as soon as reasonably practicable after written request therefor, any information in the possession or under the control of such Person which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, or (iii) to comply with its obligations under this Agreement; provided, however, that in the event that any party determines that any



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such provision of information could be commercially detrimental, violate any law or agreement, or waive any attorney/client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequences.

               (b) Each of the Company and HEA shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that related to the Company located on the premises of the other party and may obtain copies of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes, provided that the receiving party shall cause any such objects to be returned promptly in the same condition in which they were delivered to such party and shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to the disclosing party. Nothing herein shall be deemed to restrict the access of either HEA or the Company to any such documents or objects or to impose any liability on either HEA or the Company if any such documents or objects are not maintained or preserved.

        1.2. Ownership of Information. Any information owned by HEA or the Company that is provided to a requesting party pursuant to Section 1.1 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of licenses or otherwise in any such information.

        1.3. Compensation for Proving Information. The party requesting such information agrees to reimburse the other party for the reasonable costs, if any, or creating, gathering and copying such information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with the providing party's standard methodology and procedures.

        1.4. Record Retention. To facilitate the possible exchange of information pursuant to this Article I and other provisions of this Agreement after the Closing Date, the parties agree to use their reasonable best efforts to retain all information in their respective possession or control on the Closing Date in accordance with the policies of such party as in effect on such Closing Date. No party will destroy, or permit any of its subsidiaries to destroy, any information which the other party may have the right to obtain pursuant to this Agreement prior to the third anniversary of the date hereof without first using its reasonable best efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any information relating to taxes or to environmental liabilities, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).



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        1.5.   Production of Witnesses; Records; Cooperation. After the Closing
Date, except in the case of an adversarial action by one party against another party (which shall be governed by such discovery rules as may be applicable), each party hereto shall use its reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any action in which the requesting party may from time to time be involved. The requesting party shall bear all costs and expenses (including allocated costs of in-house counsel and other personnel) in connection therewith.

        1.6.   Confidentiality.

               (a) Subject to Section 1.7, each of HEA and the Company agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to the Company's confidential and proprietary information pursuant to policies in effect as of the Closing Date, all information concerning each such other party that is either in its possession (including information in its possession prior to any of the date hereof or the Closing Date) or furnished by any such party or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, or otherwise, and shall not use any such information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such information has been (i) in the public domain through no fault of such party or any of their respective directors, officers, employees, agents, accountants, counsel or other advisors and representatives, (ii) later lawfully acquired from other sources by such party which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential information of the other party.

               (b) Each party agrees not to release or disclose, or permit to be released or disclosed, any such information to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such information (who shall be advised of their obligations hereunder with respect to such information), except in compliance with Section 1.7. Without limiting the foregoing, when any information is no longer needed for the purposed contemplated by this Agreement, each party will promptly after request of the other party either return to the other party all information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon).

        1.7. Protective Arrangements. In the event that any party either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide information of any other party that is subject to the confidentiality provisions hereof,



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such party shall notify the other party prior to disclosing or providing such information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

                                   ARTICLE II

                PROVISIONS RELATING TO CERTAIN CORPORATE MATTERS

        2.1.   Standstill and HEA Right to Maintain Minimum Ownership.

               (a) From such time on or after closing of the Public Offering as HEA Beneficially Owns in the aggregate, less than a majority of the Company's outstanding capital stock entitled to vote generally in the election of directors ("Voting Stock"), Hyundai Affiliates may only purchase additional shares of the Company's Voting Stock

                      (i) in the open market if a third party or group of third parties (other than any Hyundai Affiliate or any Person with whom any Hyundai Affiliate acts (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities issued by the Company) makes a tender or exchange offer for 40% or more of the Company outstanding shares of Voting Stock, or accumulates more than 20% of the Company's Voting Stock common stock, provided that neither HEA nor its Affiliates shall have any right to purchase Voting Stock hereunder if such actions by any third parties are approved by a majority of the Company's Disinterested Directors; or

                      (ii) at any time prior to December 31, 2000, from the Company or in the open market as provided below to the extent required to maintain the Hyundai Affiliates' aggregate Beneficial Ownership of the Company's outstanding Voting Stock at 30% plus one share of Voting Stock (the "Minimum Ownership"), to the extent the Hyundai Affiliates' Beneficial Ownership is reduced by any issuance of shares of Voting Stock by the Company (the "Issuance") as a result of exercise of stock options, issuance of shares of Voting Stock under the Company's employee benefit plans or otherwise, on terms set forth below. If the Company has prior notice of the Issuance, the Company shall to the extent legally permissible give HEA notice of the Issuance and HEA shall have the right, subject to compliance with the Company's trading window policy, to purchase Common Stock on the open market prior to the Issuance only to the extent required to maintain the Minimum Ownership immediately following the Issuance. If the Company is unable for any reason to give notice to HEA, HEA is prohibited from purchasing Common Stock as a result of the Company's trading window policy, or HEA otherwise fails to purchase sufficient shares in the open market to maintain its Minimum Ownership as of the date of the Issuance, unless HEA otherwise instructs the Company in writing, the Company will issue to HEA that number of shares of Voting Stock required to maintain the Minimum Ownership no later than the date on which the Hyundai Affiliates' Beneficial Ownership would otherwise be reduced below the Minimum Ownership (the "Closing Date"), at a price equal to the average of



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the closing sales prices for the twenty (20) trading days immediately prior to such Closing Date and HEA will, upon notice from the Company, wire transfer fund equal to the aggregate purchase price to the Company no later than the day immediately following the Closing Date. In the event the purchase by HEA under this Section 2.1(a)(ii) results in short-swing profit liability to any Hyundai Affiliate under Section 16(b) of the Securities Exchange Act of 1934, as amended ("Section 16(b)"), HEA agrees to cooperate with the Company to pay immediately to the Company any profits as required under Section 16(b).

               (b) Approval by the Company will be required in all other cases for the purchase of additional shares of the Company's Voting Stock by Hyundai Affiliates until the earlier of December 31, 2001 or such time as the Hyundai Affiliates Beneficially Own less than 20% of the Company's Voting Stock (the "Termination Date"). The Company will notify HEA as promptly as reasonably feasible after it becomes aware of a tender offer, accumulation or Issuance as described in Section 2.1. Approval by the Company hereunder shall require approval of the Company's Board of Directors and approval by a resolution adopted by a majority of the Company's Disinterested Directors.

        2.2. No Proxy Solicitation. From such time on or after closing of the Public Offering as HEA Beneficially Owns, less than a majority of the Company's outstanding Voting Stock, until such time as Hyundai Affiliates Beneficially Own in the aggregate less than 20% of the Company's outstanding shares of Voting Stock, Hyundai Affiliates will not engage in any proxy solicitation directed to holders of shares of the Company's Voting Stock, except in response to a proxy contest initiated by any third party. For purposes of this Section 2.2, "proxy solicitation" shall mean the making of any stockholder proposal or director nomination other than as provided in Section 2.3, or any solicitation of proxies for or against any proposal of management or regarding the election of directors.

        2.3.   Nomination of Directors.

               (a) So long as Hyundai Affiliates Beneficially Own at least a majority of the Company's Voting Stock, HEA shall take such actions as are necessary to maintain on the Company's Board of Directors at least two (2) directors who qualify as Disinterested Directors.

               (b) So long as Hyundai Affiliates Beneficially Own in the aggregate less than a majority and at least 30% of the Company's outstanding Voting Stock, HEA shall be entitled to designate in writing to the Nominating Committee of the Company's Board of Directors (the "Nominating Committee") one
(1) director for nomination by the Nominating Committee for election in each of three classes of the Company's Board of Directors and, provided that such designee shall be reasonably satisfactory to the Nominating Committee, the Company will use its best efforts to cause the Nominating Committee to nominate such designee for election by the holders of record of the Company's Voting Stock at each annual meeting of stockholders.

               (c) So long as Hyundai Affiliates Beneficially Own in the aggregate less than 30% and at least 20% of the Company's outstanding Voting Stock, HEA shall be entitled to designate in writing to the Nominating Committee one (1) director for nomination by the Company's Nominating Committee for election in each of two (2) of the three (3) classes of the



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Company's Board of Directors, provided that the two classes as to which HEA shall have the right to designate a director for nomination shall be the last two classes to be elected following the reduction in HEA's Beneficial Ownership below 30% of the Company's outstanding Voting Stock, and provided that such designee shall be reasonably satisfactory to the Nominating Committee, the Company will use its best efforts to cause the Nominating Committee to nominate such designee for election by the holders of record of the Company's Voting Stock at each such annual meeting. Thereafter, so long as HEA has the right to designate under this Section 2.3(c), HEA's right hereunder shall apply solely to the classes determined as set forth above in this Section 2.3(c).

               (d) So long as Hyundai Affiliates Beneficially Own in the aggregate less than 20% and at least 10% of the Company's outstanding Voting Stock, HEA shall be entitled to designate in writing to the Nominating Committee one (1) director for nomination by the Nominating Committee as provided below, and provided such designee is reasonably satisfactory to the Nominating Committee, the Company will use its best efforts to cause the Nominating Committee to nominate such designee for election by the holders of record of the Company's Voting Stock at the annual meeting specified below. If at the time the aggregate outstanding Voting Stock of the Company Beneficially Owned by Hyundai Affiliates is reduced to less than 20% (i) HEA has designated more than one director serving on the Board of Directors at such time, HEA's right to designate shall apply to the last class to be elected among the classes in which any such designee(s) serves; (ii) if HEA has designated one director serving on the Board of Directors at such time, HEA's right will apply to the annual meeting in which such director previously designated by HEA serves; or (iii) if no such director designated by HEA for nomination is currently serving, HEA's right to designate a director for nomination shall apply to the class to be elected at the annual meeting immediately following the reduction of Hyundai Affiliates' Beneficial Ownership below 20%. Thereafter, so long as HEA has the right to designate under this Section 2.3(c), HEA's right shall apply solely to the class determined as set forth above.

               (e) If any director designated by HEA (or serving in lieu of a director designated by HEA because of HEA's failure to designate such director) ceases to be a director of the Company, whether as a result of death, resignation, retirement, disqualification, removal from office or other cause, and HEA continues to have the right to nominate a director in the class in which such director served, the vacancy so created shall be filled by the Board of Directors, provided that the Company shall give HEA notice of such vacancy and HEA shall have the right to designate in writing to the Nominating Committee a person to be appointed to fill such vacancy, and provided such designee is reasonably satisfactory to the Nomination Committee, the Company will use its best efforts to cause the Board of Directors to appoint such person to fill the vacancy.

               (f) If HEA has the right to designate a person for nomination as director and fails to designate such a person in writing within ninety (90) days prior to the annual meeting at which the class of directors in which such person would serve is being elected, the Board of Directors of the Company shall be entitled to nominate a person selected by the Nominating Committee without regard to the designation by HEA. If HEA is notified of a vacancy pursuant



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to Section 2.3(e) and fails to designate a person for appointment to fill such vacancy within thirty (30) days after such notice, the Board of Directors shall have the right to appoint a person selected by the Nominating Committee or the Board of Directors to fill the vacancy without regard to the designation by HEA. In the event HEA fails to timely designate a director for nomination or appointment hereunder, HEA shall continue to have the rights set forth above in Sections 2.3(b) through (e). If HEA designates a person for nomination or appointment, HEA shall confirm in writing to the Company that such person is willing to serve as a director of the Company.

               (g) While the foregoing rights are in effect, the balance of the nominees for directors submitted by the Corporation to its stockholders at any annual meeting of stockholders shall be selected by the Nominating Committee or the Board of Directors, provided that the vote in favor of such other nominees shall include the vote of at least a majority of the Disinterested Directors. The right of HEA to designate directors for nomination shall cease and have no further effect at such time as Hyundai Affiliates no longer Beneficially Own in the aggregate at least 10% of the Company's Voting Stock.

               (h) At any time when HEA has the right to designate directors for nomination pursuant to Section 2.3(a) and the Board of Directors complies with such provision, HEA will vote, and cause Hyundai Affiliates to vote, the Voting Stock held by them in favor of the slate of directors nominated pursuant to Section 2.3. So long as HEA has rights under this Section 2.3 or under
Section 2.1(a) to purchase shares of the Company's Common Stock, HEA will hold, and cause other Hyundai Affiliates to hold, the Voting Stock in its own name or in the name of a nominee or other holder as to which any of them give advance notice to the Company and who does not hold securities in such name for the account of persons who are not Hyundai Affiliates.

        2.4. Injunction. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Article II were not performed in accordance with their specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or equity.

                                   ARTICLE III

                               REGISTRATION RIGHTS

        3.1.   Definitions.

               (a)    "Holder" shall mean HEA and any transferee permitted under
Section 3.9 hereof.

               (b) "Registrable Securities" means the Common Stock of the Company held by Holder or any transferee permitted under Section 3.9 hereof.



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        3.2.   Requested Registration. If at any time Holder shall request that the Company effect the registration of shares of Common Stock held by Holder, and the requested registration relates to an offering (i) of at least 10% of the aggregate shares of Common Stock of the Company Beneficially Owned by HEA at the closing of the Public Offering, and (ii) with reasonably anticipated aggregate proceeds (net of any underwriters discount or any expenses of the offering) of $50,000,000 or more, the Company shall use its reasonable commercial efforts to effect the requested registration, provided that the Company shall not be obligated to take any action to effect any such registration pursuant to this
Section 3.2 after the Company has effected five (5) such registrations pursuant to this Section 3.2 and such registrations have been declared effective. Any registration effected pursuant to Section 3.3 shall not reduce the number of registrations which the Company is required to effect under this Section 3.2.

        The rights granted by this Section 3.2 may be exercised from time to time, but the Company shall not be required to make any registration effective under this Section 3.2 more than once in any calendar year, provided that HEA, but not any other Holder, may request additional registrations during any calendar year which may be effected by the Company in its sole discretion.

        The Company may include in the registration under this Section 3.2 any other shares of Common Stock (including issued and outstanding shares of Common Stock as to which the holders thereof have contracted with the Company for "piggyback" registration rights) so long as the inclusion in such registration of such shares will not, in the opinion of the managing underwriter, if any, or if there is no managing underwriter, a nationally recognized investment banking firm selected by Holder and reasonably acceptable to the Company, interfere with the successful marketing in accordance with the intended method of sale or other disposition of all the shares sought to be registered by Holder pursuant to this
Section 3.2. If it is determined as provided above that there will be such interference, the other shares of Common Stock sought to be included by the Company shall be excluded to the extent deemed appropriate by the managing underwriter or, if there is no managing underwriter, Holder, provided that if less than all shares proposed to be included by the Company are excluded, and the Company is seeking to register shares of Common Stock for persons other than the Company, the Company shall have the right to determine in its sole discretion which such shares other than those offered by Holder(s) will be excluded from the registration.

        If the requested registration is an underwriting, the managing and other underwriters will be selected by Holder, provided such underwriters shall be reasonably satisfactory to the Company. If the requested registration is not a firm commitment, underwritten offering and the Company requests that it be made in such an offering of the same size and during the same period, Holder will change the form of the offering to a firm commitment, underwritten offering, provided that the managing and other underwriters and the terms of the underwriting, including without limitation the underwriters discount, are reasonably satisfactory to Holder.

        3.3. "Piggyback" Registration. If at any time the Company proposes to register any of its securities under the Securities Act either for its own account or for the account of a security holder or security holders (except with respect to registration statements filed on Form S-4 or on



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a Form S-8 relating to employee stock benefit programs or such other similar forms then in effect under the Securities Act), it will at each such time give written notice to Holder and, upon the written request of Holder, given within 20 days after its receipt of the Company's notice, the Company will use its reasonable commercial efforts to cause such shares of Common Stock as to which registration shall have been so requested, to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by Holder. Notwithstanding any other provision of this Section 3.3, in the case of a firm commitment, underwritten offering of shares to be issued by the Company, if the managing underwriter determines that the marketing factors require a limitation of the number of shares to be sold, the underwriter may exclude shares held by Holder from such registration and underwriting to the extent deems appropriate by the managing underwriter. In the case of a firm commitment, underwritten offering, any request by Holder pursuant to this Section 3.3 to register shares of Common Stock must specify that such shares are to be included in the underwriting on the same terms and conditions as the shares of Common Stock otherwise being sold through underwriters under such registration.

        HEA and the Company acknowledge that registration of shares of Common Stock owned by HEA, if any, pursuant to the registration statement filed with the SEC to effect the Public Offering is pursuant to this Section 3.3 and HEA waives notice under this Agreement. If HEA elects not to participate as Selling Stockholder in the Public Offering and the registration statement covering shares sold in the Public Offering is declared effective, HEA shall be deemed to have waived its rights relating to the Public Offering under this Agreement.

        3.4. Registration Procedures and Expenses. If and whenever the Company is required by the provisions contained herein to use its reasonable commercial efforts to effect the registration of any of the Shares under the Securities Act, Holder will furnish in writing such information as is reasonably requested by the Company for inclusion in the registration statement relating to such offering and such other information and documentation as the Company shall reasonably request, and the Company will, as expeditiously as possible:

               (a) Prepare and file with the SEC a registration statement (including a prospectus therein) with respect to such securities and use its reasonable commercial efforts to cause such registration statement to become and remain effective for such period as may be necessary to permit the successful marketing of such securities but not exceeding 90 days for an offering pursuant to Section 3.2 hereof; or, with regard to an offering pursuant to Section 3.3 hereof, for the period associated with the offering which gave rise to rights under Section 3.3; provided that (i) if, upon receipt of a registration request pursuant to Section 3.2, the Company is advised in writing setting forth specific reasons (with a copy to the person requesting registration pursuant to this Section 3.2), by a nationally recognized, independent investment banking firm selected by the Company that, in such firm's opinion, a registration at the time and on the terms requested would materially and adversely affect any immediately planned underwritten public equity financing by the Company that had been contemplated by the Company prior to receipt of notice requesting registration pursuant to Section 3.2 (a "Transaction Blackout"), the Company shall not be required to effect a registration pursuant to Section 3.2 until the earliest to occur of (A) the abandonment of such financing, (B) 90 days after the completion of such financing,



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(C) the termination of any "hold back" or "lock up" period obtained by the underwriter(s) selected by the Company in connection with such financing from any person requesting registration pursuant to Section 3.2 or (D) 90 days after receipt by the Holder requesting registration of written notice of such Transaction Blackout (together with the copy of the investment banking firm opinion referred to above in this subsection); and (ii) if, while a registration request is pending pursuant to Section 3.2, the Company has determined in good faith that (A) the filing of a registration statement would require the disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (B) the Company then is unable to comply with SEC requirements, the Company shall not be required to effect a registration pursuant to Section 3.2 until the earliest to occur of (1) the date upon which such material information is disclosed to the public or ceases to be material or the Company is able to so comply with SEC requirements, as the case may be, or (2) 90 days after the Company makes such good faith determination.

               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act; and to keep such registration statement effective for that period of time specified in Section 3.3(a);

               (c) Furnish to Holder such number of prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act, and such other documents as Holder may reasonably request in order to facilitate the public sale or other disposition of the shares being sold by Holder;

               (d) If requested by any underwriter of the offering and permitted by applicable rules and guidelines, furnish Holder a letter from the independent certified public accountants of the Company in the form customarily furnished to underwriters in firm commitment, underwritten offerings, addressed to Holder, providing substantially that such accountants are independent certified public accountants within the meaning of the Securities Act and that in the opinion of such accountants, the financial statements and other financial data of the Company included in the registration statement and the prospectus, and any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act. Such letter shall additionally cover such other financial matters (including information as of the date of such letter) with respect to the registration in respect of which such letter is being given as Holder may reasonably request; and

               (e) Use its reasonable commercial efforts to register or qualify the shares covered by such registration statement under such other securities or blue sky laws of such jurisdictions as the selling Holder shall reasonably request and do any and all other acts and things which may be necessary or desirable to enable Holder to consummate the public sale or other disposition in such jurisdiction of the shares owned by Holder.

               All expenses incurred by the Company in complying with Sections 3.2, 3.3 and 3.4 hereof, including without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and



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expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) are herein called "Registration Expenses" and all underwriting discounts and selling commissions applicable to the sales are herein called "Selling Expenses." The Company will pay all Registration Expenses in connection with up to five (5) registrations pursuant to Section 3.2. All Selling Expenses in connection with each registration pursuant to Section 3.2 or 3.3 shall be borne by the seller of the securities on which they are imposed. All Registration Expenses other than those payable by the Company shall be borne by the Company, Holder and any other selling stockholders pro rata in proportion to the securities covered thereby being sold by them. Each Holder shall bear the fees and costs of its own counsel.

        3.5. Indemnification. In the event of a registration of any shares of Common Stock under the Securities Act pursuant to the provisions contained herein, the Company will hold harmless Holder and each underwriter of such shares and each other Person, if any, who controls Holder or such underwriter within the meaning of Section 15 of the Securities Act, and each officer, director, employee and advisor of each of the foregoing, against any expenses, losses, claims, damages or liabilities, joint or several ("Losses"), to which Holder or such underwriter or controlling Person may become subject under the Securities Act, any state securities law or otherwise, including any of the foregoing incurred in settlement of any litigation, commenced or threatened, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such shares are registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act or any state securities law applicable to the Company and relating to action or inaction required of the Company in connection with any registration, qualification or compliance; and will reimburse Holder and each such underwriter and each such controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Loss or action; provided, however, that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, said preliminary prospectus or said prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by Holder or such underwriter specifically for use in the preparation thereof; and provided, further, that if any Losses arise out of or are based upon an untrue statement, alleged untrue statement, omission or alleged omission contained in any preliminary prospectus which did not appear in the final prospectus, the Company shall not have any liability with respect thereto to (i) Holder or any Person who controls such seller within the meaning of Section 15 of the Securities Act, if Holder delivered a copy of the preliminary prospectus to the Person alleging such Losses and failed to deliver a copy of the final prospectus, as amended or supplemented if it has been amended or supplemented, to such Person at or prior to the written confirmation of the sale to such Person or (ii) any underwriter or any Person who controls such underwriter within the meaning of

Section 15 of the Securities Act, if such underwriter delivered a copy of the preliminary prospectus to the Person alleging such Losses and failed to deliver a copy of the final prospectus, as amended or supplemented if it has been amended or supplemented, to such Person at or prior to the written confirmation of the sale to such Person.

               In the event of any registration of any shares of Common Stock under the Securities Act pursuant to the provisions contained herein, Holder will indemnify and hold harmless the Company and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company and each underwriter and each Person who controls any underwriter within the meaning of Section 15 of the Securities Act, against any and all Losses to which the Company or such other Person may become subject under the Securities Act, any state securities law or otherwise, including any of the foregoing incurred in settlement of any litigation, commenced or threatened, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such shares are registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement, alleged statement, omission or alleged omission in respect of which such Loss is asserted was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of Holder specifically for use in connection with the preparation of such registration statement, preliminary prospectus, prospectus, amendment or supplement; provided, however, that if any Losses arise out of or are based upon an untrue statement, alleged untrue statement, omission or alleged omission contained in any preliminary prospectus which did not appear in the final prospectus, Holder shall not have any such liability with respect thereto to (i) the Company, any Person who controls the Company within the meaning of Section 15 of the Securities Act, any officer of the Company who signed the registration statement or any director of the Company, if the Company delivered a copy of the preliminary prospectus to the Person alleging such Losses and failed to deliver a copy of the final prospectus, as amended or supplemented if it has been amended or supplemented, to such Person at or prior to the written confirmation of the sale to such Person or (ii) any underwriter or any Person controlling such underwriter within the meaning of Section 15 of the Securities Act, if such underwriter delivered a copy of the preliminary prospectus to the Person alleging such Losses and failed to deliver a copy of the final prospectus, as amended or supplemented, if it has been amended or supplemented, to such Person at or prior to the written confirmation of the sale to such Person.

               Each party entitled to indemnification under this Section 3.5 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting thereon, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at its own expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3.5 except to the extent such failure resulted in actual detriment to the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

        3.6. Registration Not Required. Notwithstanding anything in this Article III, the Company shall have no obligation to register shares of Common Stock requested to be registered hereunder if, in the opinion of counsel to the Company, reasonably satisfactory in form and substance to counsel for Holder, all of the shares of Common Stock requested to be registered can be sold within a given three-month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144.

        3.7. Reporting Requirements. The Company shall comply with the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended (whether or not it shall be required to do so pursuant to the provisions of said Section 15(d)), and shall comply with all other public information reporting requirements required by the SEC as a condition to the availability of an exemption, presently existing or hereafter adopted, from the Securities Act for the sale of shares of Common Stock.

        3.8.   Trading Restrictions.

               (a) Notwithstanding the foregoing provisions, so long as HEA has the right to designate for nomination directors pursuant to Section 2.3 or any employee of any Hyundai Affiliate serves on the Company's Board of Directors, HEA and other Hyundai Affiliates shall sell shares under any registration effected pursuant to this Article III only during the periods when the "trading window" for Company insiders is open, which is generally a period commencing on the third trading day after the public release by the Company of its financial results for the prior period and ending on the last day of the next succeeding calendar month, and HEA shall not sell any shares under such registration when HEA has been advised by the Company that the Company's "trading window" for corporate insiders has been closed. The Company agrees to
(i) advise HEA of the exact period comprising, and of any changes to, its "trading window" for corporate insiders, and (ii) administrate its "trading window" policy in a consistent manner vis-a-vis its corporate insiders and HEA. In the event trading is suspended pursuant to this provision, the Company shall, if requested by HEA, cause the registration statement to remain effective for an additional number of days equal to the total number of trading days during which trading was suspended, notwithstanding the limitation on the period the Company is required to maintain effectiveness pursuant to Section 3.3(a).

               (b) In the event that, at any time after any registration pursuant to Sections 3.2 or 3.3 is declared effective, the Company determines in good faith that the sale of Registrable Securities in such offering would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or that the Company is unable to comply with SEC requirements, Holders selling Registrable Securities in such offering shall, upon written notice of such good faith determination, suspend sales of such Registrable Securities for a period beginning on the date of receipt of such notice and expiring on the earlier of
(i) the date upon which such material information is disclosed to the public or ceases to be material or the Company is able to comply with SEC requirements, as the case may be, and (ii) 45 days after the Company initially makes such good faith determination. In the event trading is suspended pursuant to this provision, the Company shall, if requested by Holder, cause the registration statement to remain effective for an additional number of days equal to the total number of trading days during which trading was suspended, notwithstanding the limitation on the period the Company is required to maintain effectiveness of such registration statement pursuant to Section 3.3(a).

        3.9.   Transfer of Registration Rights.

               (a) HEA may transfer all or any portion of its rights under this Article III to any transferee (each, a "transferee") of an amount of Registrable Securities owned by HEA equal to or exceeding ten percent (10%) of the Registrable Securities owned by HEA immediately after the closing of the Public Offering. The rights under this Article III are not otherwise transferable. Any transfer of registration rights pursuant to this Section 3.9 shall be effective upon receipt by the Company of written notice from HEA stating the name and address of any such transferee and identifying the amount of Registrable Securities with respect to which the rights under this Agreement are being transferred and the nature of the rights so transferred, and an agreement in writing by the transferee to be bound by the provisions of Article III and Article V of this Agreement.

               (b) After any such transfer, HEA shall retain its rights under this Agreement with respect to all other Registrable Securities owned by Holder, provided that any rights to request registration under Section 3.2 granted to such transferee(s) by HEA shall reduce the then remaining number of registrations to which HEA would otherwise be entitled under Section 3.2 hereof, and provided further that in no event shall the Company be required to effect more than a total of five (5) registrations taken as a whole pursuant to Section
3.2 of this Agreement.

                                   ARTICLE IV

                             COVENANT NOT TO COMPETE

        Neither HEA nor any other Hyundai Affiliate will compete for a period of five (5) years anywhere in the world from the closing of the Public Offering with the Company by means of the ownership, management, operation or control of any business engaged primarily in the design, development, manufacture, marketing or sale of hard disk drives, provided that nothing herein shall prohibit Hyundai Affiliates from making investments in publicly traded corporations, regardless of the business such corporations are engaged in, provided the aggregate ownership by Hyundai Affiliated does not exceed 3% of the issued and outstanding capital stock of any such publicly traded corporation.

                                    ARTICLE V

                                  MISCELLANEOUS

        5.1 Other Agreements Superseded. This Agreement supersedes all prior agreements or understandings written or oral (including, without limitation the Prior Agreement), between the Company and HEA and all Hyundai Affiliates, relating to the subject matter hereof, and incorporates the entire understanding of the parties with respect thereto.

        5.2. Amendment or Modification. This Agreement may be amended or supplemented only by a written instrument signed by the party against whom the amendment or supplement is sought to be enforced. The party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by another party unless made by written instrument signed by the waiving party.

        5.3. Notices. Any notice or other communication under or relating to this Agreement shall be given in writing and shall be deemed sufficiently given and served for all purposes when personally delivered or given by telecopy with receipt verified by printout of the transmitting machine (or otherwise confirmed in writing, in which case the notice shall be deemed given when such written confirmation is received):

               (a)    If to HEA or HEI:

                      Hyundai Electronics America
                      3101 North First Street
                      San Jose, CA  95134
                      Attn: President and Chief Executive Officer with a copy to:

                      Halfred Hofherr, Esq.
                      Senior Vice President, Corporate Counsel and Secretary

               (b)    If to Maxtor:

                      510 Cottonwood Drive
                      Milpitas, CA  95035
                      Attn: Glenn H. Stevens, General Counsel
                      Fax: (303) 678-3111

                      with a copy to:

                      Gray Cary Ware & Freidenrich
                      400 Hamilton Avenue
                      Palo Alto, California 94301
                      Attn: Diane Holt Frankle, Esq.
                      Fax: (415) 327-3699

        5.4.   Law Governing; Federal Forum; Remedies.

               (a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, as such laws are applied to agreements entered into and to be performed entirely within Delaware between Delaware residents.

               (b) Binding Arbitration. Any controversy, claim, or action, whether in law or at equity, whether in tort, contract, warranty, or otherwise, arising out of, relating to, or involving this Agreement and any agreement, undertaking, or performance that may be promised, performed, or executed to implement this Agreement will be settled by arbitration as follows:

                      (i) Any arbitration proceeding shall be conducted under the laws of the state of Delaware and the Federal Arbitration Act, and pursuant to the Commercial Arbitration Rules of the American Arbitration Association insofar as such Commercial Arbitration Rules do not conflict with the provisions of this Section.

                      (ii) Either party may initiate arbitration by giving notice to the other stating an intention to arbitrate, the issue to be arbitrated, and the relief sought. The site for any arbitration proceeding and the source of all arbitrators shall be JAMS Endispute located in San Jose, California, if there is such, and otherwise the nearest location of JAMS Endispute to San Jose, California.

                      (iii) The arbitrators shall promptly, by majority vote, make such award and determination as is appropriate and in accordance with the terms of this Agreement. The parties will faithfully abide by and perform any award rendered by the arbitrators. Further, any such award and determination shall be final and binding upon the parties and enforceable in any court of competent jurisdiction. The arbitration proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy. Notwithstanding the above, the parties may apply to any court of competent jurisdiction for injunctive relief without breach of this arbitration provision.

               (c) If any provisions of this Agreement are breached, the nonbreaching party shall be entitled without limiting any other remedy available at law or equity, to an injunction, specific performance or other forms of equitable relief. The nonbreaching party shall be entitled to recover the cost (including attorneys' fees) of enforcing its rights and the breaching party's obligations pursuant to this Agreement. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

        5.5. Successors; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any right, remedy, obligation or liability hereunder may be assigned by either of the parties hereto without the prior written consent of the other parties hereto, subject to the provisions of Section 3.9 hereof.

        5.6. Counterparts. This Agreement may be executed in any number of counterparts, and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute one and the same instrument.

        5.7. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the parties hereto and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge any obligation of any third Person to any party hereto or give any third Person any right of subrogation or action over against any party hereto.

        5.8. Headings. The headings used in this Agreement are provided for convenience only and this Agreement shall be interpreted as though they did not appear herein.

        5.9. Transactional Expenses. Each party shall pay its own fees and expenses incident to the negotiation, preparation, execution, delivery and performance of this Agreement and thereof, including, without limitation, the fees and expenses of its counsel, accountants and other advisors.

        5.10. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

        5.11. Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or in the location indicated:

               (a) Affiliate shall mean any Person which controls, is controlled by or is under common control with, another Person. For purposes of this definition, "control" means the ability, directly or indirectly, to elect or designate (in the absence of particular events or circumstances) a majority of the directors (or Persons performing a similar function) of a Person.

               (b) Beneficial Owner, Beneficially Own, Beneficial Ownership and words of similar import shall have the meaning ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, or any successor rule.

               (c) Disinterested Director shall mean a director of the Company who is not and has never been an officer, employee or paid consultant of any Hyundai Affiliate or the Company.

               (d) Governmental Agency shall mean any federal, state, local or foreign government or any political subdivision thereof (including without limitation the executive and legislative branches thereof) or any department, commission, board, bureau, agency, court, panel or other instrumentality of any kind of any of the foregoing.

               (e) Hyundai Affiliate shall mean Hyundai Electronics America, a California corporation ("HEA"), Hyundai Electronics Industries Co., Ltd. ("HEI"), all successors to HEA or HEI by way of merger, consolidation or sale of all or substantially all its assets, and all corporations, partnerships, joint ventures, associations and other entities that directly or indirectly, through one or more intermediaries, are controlled by HEA or HEI, other than the Company and all corporations, partnerships, joint ventures, associations and other entities directly or indirectly controlled by the Company. The term "control," as used in the immediately preceding sentence, shall mean with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

               (f) Person shall mean an individual, partnership, corporation, trust or unincorporated organization or a Governmental Agency.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                       MAXTOR CORPORATION

                                       By: /s/ GLENN H. STEVENS
                                          -------------------------------------
                                           Glenn H. Stevens, Vice President,
                                           General Counsel and Secretary

                                       HYUNDAI ELECTRONICS AMERICA

                                       By: /s/ C.S. PARK
                                          -------------------------------------
                                           C.S. Park, President and Chief
                                           Executive Officer

                                       HYUNDAI ELECTRONICS INDUSTRIES CO., LTD.

                                       By: /s/ C.S. PARK
                                          -------------------------------------
                                           C.S. Park, Executive Vice President